UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 18, 2005

Hibbett Sporting Goods, Inc.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	000-20969	63-1074067
(State if Incorporation)	(Commission	(IRS Employer
	File Number)	Identification No.)

451 Industrial Lane

Birmingham, Alabama 35211

(Address of principal executive offices)

(205) 942-4292

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Stock Repurchase. On August 18, 2005, the Board of Directors increased its authorization under the Company’s common stock repurchase program by $20.0 million to $60.0 million and extended the purchase period to August 2006.

Item 2.02. Results of Operations and Financial Condition.

Hibbett Sporting Goods, Inc. released its preliminary results for the thirteen-week and and twenty-six week period ended July 30, 2005, in a press release issued on August 18, 2005.

The information in this Item, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section. It may be incorporated by reference in another filing under the Exchange Act or Securities Act of 1933 if such subsequent filing specifically references this Form 8-K.

Item 5.02 Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)         (1)         As previously reported, on July 6, 2005, Mr. Brian Priddy, age 48, was appointed by the company as President, effective on August 1, 2005. On August 18, 2005, the Board of Directors confirmed Mr. Priddy's appointment as well as Mr. Michael Newsome's continued service as the company's Chairman and Chief Executive Officer.

(2)         Mr. Priddy has not previously been employed by the company and has no family relationship to any of our officers or directors. His principal occupations and employment during the last five years have included Executive Vice President of Operations of Bombay Company, Inc., a 500-plus retail store company, since February 2001, where he oversaw real estate, store and supply chain operations. In 2002, he was appointed by Bombay Company’s Board of Directors to Chairman, Interim Executive Committee and directed all merchandising, marketing and operational organizations. From 1998 through February 2001, Mr. Priddy served as a Senior Vice President of Store Operations.

There are no transactions between the company and Mr. Priddy that would be reportable under Item 401(a) of the SEC’s Regulation S-K (Certain Relationships and Related Transactions).

Item 7.01. Regulation FD Disclosures.

The information contained in Item 2.02 (including disclaimer) is incorporated by reference into this item 7.01.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

These exhibits are furnished pursuant to Item 2.02 and Item 7.01, respectively and shall not be deemed to be “filed”.

Exhibit No.	Description

99.1	Press Release Dated August 18, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIBBETT SPORTING GOODS, INC.

By:
Gary A. Smith
Vice President and Chief Financial Officer

August 18, 2005

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release Dated August 18, 2005

EXHIBIT 99.1

(Hibbett Sporting Goods, Inc. Letterhead)

Contact:	Gary Smith
Vice-President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS SECOND QUARTER RESULTS

•	Earnings Per Share Increases 75.0%
•	Comparable Store Sales Up 3.1%
•	Raises Fiscal 2006 Guidance
•	Declares 3-for-2 Stock Split
•	Increases Stock Repurchase Authorization by $20.0 Million

BIRMINGHAM, Ala. (August 18, 2005) – Hibbett Sporting Goods, Inc. (NASDAQ/NM: HIBB), a sporting goods retailer, today announced results for the second quarter ended July 30, 2005.

Financial Highlights

Net sales for the 13-week period ended July 30, 2005, increased 15.0% to $94.0 million compared with $81.8 million for the 13-week period ended July 31, 2004. Comparable store sales increased 3.1% in the second quarter of fiscal 2006. Net income for the second fiscal quarter increased 66.9% to $4.9 million compared with restated net income of $2.9 million in the second fiscal quarter of last year. Earnings per diluted share increased 75.0% to $0.21 compared with restated diluted earnings per share of $0.12 in the prior year. Comparable store net sales data reflects sales for our Hibbett Sports and Sports Additions stores open through the 13-week period and the corresponding period of the prior fiscal year.

Net sales for the 26-week period ended July 30, 2005, increased 17.1% to $208.8 million compared with $178.3 million for the 26-week period ended July 31, 2004. Comparable store sales increased 6.0% in the first half of fiscal 2006. Net income for the first half of fiscal 2006 increased 42.7% to $15.6 million compared with restated net income of $10.9 million in the first half of fiscal 2005. Earnings per diluted share increased 48.9% to $0.67 compared with restated diluted earnings per share of $0.45 in the prior year. Comparable store net sales data reflects sales for our Hibbett Sports and Sports Additions stores open through the 26-week period and the corresponding period of the prior fiscal year.

Hibbett opened 16 new stores and closed one store during the second quarter, bringing the store base to 508 in 22 states as of July 30, 2005. The Company plans to open a net of approximately 70 to 73 new stores in fiscal 2006, including a net of 18 to 22 stores in the third quarter.

The Board confirmed that Mickey Newsome will continue to serve as the Company's Chairman and Chief Executive Officer and Brian Priddy will serve as its President.

Mickey Newsome, Chairman and Chief Executive Officer, stated, "We had a positive comparable store sales performance in all three product categories. Footwear, apparel and equipment all posted single-digit increases. Footwear was strong most of the quarter with the performance category leading the way, but slowed toward the end of July as some back-to-school shopping shifted to the third quarter. Equipment benefited from the seasonal demand of team sports, while apparel began to anniversary the significant sales shortfall in the pro-licensed category a year ago. In last year’s second quarter, we responded to our sales softness with three separate promotions that were not repeated this year. With our much cleaner inventory position and a successful shift in emphasis to activewear and urban apparel, we generated much higher product margins in the quarter. We were able to once again deliver considerable year-over-year growth in earnings."

Fiscal 2006 Outlook (Pre-Stock Split)

For the third quarter ending October 29, 2005, the Company expects to report earnings per diluted share of approximately $0.30 to $0.34 and a comparable store sales increase in the mid single-digit range compared with restated earnings of $0.26 per diluted share in the prior-year period. Guidance for fiscal 2006 is estimated at approximately $1.37 to $1.42 per diluted share and a comparable store sales increase in the mid single-digit range.

Mr. Newsome added, "Looking ahead to the second half of the year, we have seen a strong start to August back-to-school sales, reinforcing our belief that the consumer is waiting until later in the season to start their shopping. The sales trends in all three product categories remain positive and in line with our expectations, and we are confident we will once again post record earnings in the second half and the full year. Based on this positive outlook for fiscal 2006, the Board has elected to declare a three-for-two stock split and increase the authorization to repurchase our common stock by an additional $20.0 million."

Stock Split

The Company announced that the Board of Directors has declared a three-for-two stock split. The stock split will be effected in the form of a 50% stock dividend, and the new shares will be distributed on or about September 27, 2005, to stockholders of record on September 9, 2005. Following the effective date of the split, the Company will have approximately 35,700,000 shares of common stock outstanding. Additionally, the Company has 1,600,000 shares which may be issued upon the exercise of outstanding options and 1,700,000 which may be issued upon the exercise of options which may be granted in the future under the Company's stock option plans or issued in the future under the Company's stock purchase plan. Earnings per share presented in this press release are on a fully diluted, pre-stock split basis.

Stock Repurchase

The Company also announced that the Board of Directors has increased its authorization to repurchase the Company’s common stock by $20.0 million until August 2006. After considering past stock purchases, approximately $34.5 million of the total authorization remains for future stock purchases. During the second quarter, the Company repurchased 158,900 shares bringing the total shares repurchased to 1,020,300 shares for a total expenditure of approximately $25.5 million.

Investor Conference Call and Simulcast

Hibbett Sporting Goods, Inc. will conduct a conference call at 10:00 a.m. EDT on August 19, 2005, to discuss the second quarter results. The number to call for this interactive teleconference is (913) 981-5532. A replay of the conference call will be available until August 26th, by dialing (719) 457-0820 and entering the passcode, 7344820.

The Company will also provide an online Web simulcast and rebroadcast of its fiscal 2006-second quarter conference call. The live broadcast of Hibbett's quarterly conference call will be available online at www.streetevents.com and www.earnings.com on August 19, 2005, beginning at 10:00 a.m. EDT. The online replay will follow shortly after the call and continue through September 2, 2005.

Hibbett Sporting Goods, Inc. operates sporting goods stores in small to mid-sized markets, predominantly in the Sunbelt, Mid-Atlantic and Midwest. The Company's primary store format is Hibbett Sports, a 5,000-square-foot store located in enclosed malls and dominant strip centers.

A WARNING ABOUT FORWARD LOOKING STATEMENTS: Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook or estimate. For example, our forward looking statements include statements regarding company growth, store opening plans, product performance, the stock split, the stock repurchase, sales (including comparable store sales and timing of back to school sales) and earnings expectations. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand and competition. For a complete description of these factors, as well as others which could affect our business, you should carefully review the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on April 14, 2005 as amended on Form 10-K/A on April 19, 2005 and our most recent prospectus supplement filed May 2, 2003. In addition, our estimates of annual earnings for fiscal 2006 do not reflect the impact of Financial Accounting Standard 123(R) regarding share-based payments. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES

Unaudited Statements of Operations

(Dollars in thousands, except per share amounts)

	13 Weeks Ended		26 Weeks Ended
		(as restated)		(as restated)
	July 30,	July 31,	July 30,	July 31,
	2005	2004 (1)	2005	2004 (1)
Net sales	$94,024	$81,795	$208,848	$178,313
Cost of goods sold, including warehouse,
distribution and store occupancy costs	64,442	57,642	139,727	121,899
Gross profit	29,582	24,153	69,121	56,414
Store operating, selling and administrative expenses	19,847	17,152	40,128	34,322
Depreciation and amortization	2,494	2,450	4,948	4,875
Operating income	7,241	4,551	24,045	17,217
Interest income, net	297	88	616	162
Income before provision for income taxes	7,538	4,639	24,661	17,379
Provision for income taxes	2,679	1,728	9,100	6,474
Net income	$4,859	$2,911	$15,561	$10,905

Net income per common share:
Basic earnings per share	$0.21	$0.12	$0.68	$0.47
Diluted earnings per share	$0.21	$0.12	$0.67	$0.45

Weighted average shares outstanding:
Basic	22,804	23,424	22,723	23,378
Diluted	23,423	24,028	23,297	24,008

Unaudited Condensed Balance Sheet

(In thousands)

		(as restated)
	July 30,	July 31,	January 29,
	2005	2004 (1)	2005
Assets
Cash and cash equivalents	$31,128	$44,409	$58,342
Short-term investments	17,772	--	--
Accounts receivable, net	4,633	4,064	4,857
Inventories	114,111	100,715	103,009
Prepaid expenses and other	7,071	8,207	1,145
Total current assets	174,715	157,395	167,353
Property and equipment, net	34,635	30,745	32,913
Other assets	2,691	1,050	1,839
Total assets	$212,041	$189,190	$202,105

Liabilities and Stockholders’ Investment
Accounts payable	$45,602	$39,111	$50,188
Accrued expenses	9,198	9,416	11,153
Total current liabilities	54,800	48,527	61,341
Non-current deferred liabilities	12,256	6,431	10,725
Stockholders’ investment	144,985	134,232	130,039
Total liabilities and stockholders’ investment	$212,041	$189,190	$202,105

(1) See Annual report on Form 10-K filed on April 14, 2005, for full discussion of restatement of prior periods.

-END-